                                                                      Exhibit 11



                        STERLING BANCORP AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS [1]


                                                                         Years Ended December 31,
                                                         ----------------------------------------------------------
                                                             1999                    1998                  1997
                                                         ------------             -----------           -----------



Net income                                               $ 14,563,952              $ 12,796,543        $ 10,888,403
Less: preferred dividends                                      65,587                    51,053              36,264
                                                         ------------              ------------        ------------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS               14,498,365                12,745,490          10,852,139
Add: interest on convertible subordinated debt                     --                        --             136,709
                                                          -----------              ------------        ------------
NET INCOME ADJUSTED FOR DILUTED COMPUTATION              $ 14,498,365              $ 12,745,490        $ 10,988,848
                                                         ============              ============        ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                  8,485,017                 8,639,857           8,272,874
Add dilutive effect of:
      Stock options [2]                                       121,552                   240,644             120,020
      Convertible preferred stock                             242,670                   244,587             246,922
      Convertible subordinated debt                            --                        --                 361,584
                                                         ------------              ------------        ------------
ADJUSTED FOR ASSUMED DILUTED COMPUTATION                    8,849,239                 9,125,088           9,001,400
                                                         ============              ============        ============

BASIC EARNINGS PER SHARE                                        $1.71                     $1.48               $1.31
                                                                =====                     =====               =====
DILUTED EARNINGS PER SHARES                                     $1.64                     $1.40               $1.22
                                                                =====                     =====               =====







[1] The parent company's Board of Directors announced on November 18, 1999, the declaration of a 5% stock dividend payable on December 14, 1999 to shareholders of record on that date. Fractional shares were cashed-out and payments were made to shareholders in lieu of fractional shares. The basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated to reflect the effect of the stock dividend.

[2] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 1999, 1998 and 1997 have not been included in computation of diluted EPS for those respective years. As of December 31, 1999, 628,950 options to purchase shares at prices between $19.77 and $26.67 were not included; as of December 31, 1998, options to purchase 16,800 shares at a price of $26.67 were not included; as of December 31, 1997, no options were excluded.